SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                   ASA Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G3156P103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Andrew Pegge
                             Laxey Partners Limited
                                 The Old Chapel
                                     Onchan
                               Isle of Man IM3 INA
                                 +44 1624 690900

                                 With a copy to:

                              Marc Weingarten, Esq.
                              David Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 1, 2008
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of This Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

          NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 2 of 21 Pages)

--------------------------

* The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 3 OF 21 PAGES
--------------------------------                        ------------------------


--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY INVESTORS LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
         3        SEC USE ONLY
-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                         [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
 SHARES
BENEFICIALLY                       109,434
  OWNED BY            ---------------------------------------------------------
    EACH                   9        SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   109,434
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  109,434
-------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                        [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 4 OF 21 PAGES
--------------------------------                        ------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  THE VALUE CATALYST FUND LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) or 2(e)                          [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       57,756
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   57,756
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  57,756
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                       [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.6%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 5 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY UNIVERSAL VALUE, L.P.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       89,640
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   89,640
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  89,640
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                         [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.9%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 6 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXC LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       36,413
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   36,413
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  36,413
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                        [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.4%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 7 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LEAF LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                              [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       8,183
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   8,183
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  8,183
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                           [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 8 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LP ALTERNATIVE, L.P.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                 [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       52,395
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   52,395
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  52,395
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                        [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.6%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 9 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LEAF, L.P.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                 [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       7,590
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   7,590
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  7,590
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                       [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 10 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ALTMA SICAV PLC IN RESPECT OF GARDINER SUB-FUND
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  OO
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                 [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  MALTA
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       116,479
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   116,479
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  116,479
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                           [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.2%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 11 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  SPRUGOS INVESTMENTS XII, L.L.C.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                   [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       94,190
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   94,190
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  94,190
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                          [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.0%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  OO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 12 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY INVESTORS, LP
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                 [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       11,056
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   11,056
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  11,056
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                         [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 13 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LP VALUE LTD
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       33,989
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   33,989
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  33,989
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                        [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.4%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 14 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY PARTNERS LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                 [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  ISLE OF MAN
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       617,125
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   617,125
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  617,125
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                          [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  6.4%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IA
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 15 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  COLIN KINGSNORTH
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                   [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED KINGDOM
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       617,125
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   617,125
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  617,125
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                       [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  6.4%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 16 OF 21 PAGES
--------------------------------                        ------------------------


-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ANDREW PEGGE
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                  [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED KINGDOM
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                   -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                       617,125
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                        -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                   617,125
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  617,125
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                       [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  6.4%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 17 OF 21 PAGES
--------------------------------                        ------------------------



     The Schedule 13D filed on November 23, 2007 (the "Schedule 13D") by Laxey Investors Limited, a British Virgin Islands company ("LIL"), The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"), Laxey Universal Value, L.P., a Delaware limited partnership ("LUV"), LAXC Limited, a British Virgin Islands company ("LAXC"), Leaf Limited, a British Virgin Islands company, ("LEAF"), LP Alternative, L.P., a Delaware limited partnership ("LPALP"), Leaf, L.P., a Delaware limited partnership ("LEAFLP", and collectively with LIL, VCF, LUV, LAXC, LEAF and LPALP, the "Funds"), Altma Sicav Plc (in respect of Gardiner Sub-Fund), a Malta company ("Altma"), Sprugos Investments XII, L.L.C., a Delaware limited liability company ("SPRUGOS", and collectively with Altma, the "Accounts"), Laxey Partners Limited, an Isle of Man company ("Laxey"), Colin Kingsnorth, a British citizen ("Kingsnorth"), and Andrew Pegge, a British citizen relating to the shares ("Shares") of common stock, par value $1.00 per share, of ASA Limited (the "Issuer"), is hereby amended as set forth below by this Amendment No.1 to the Schedule 13D.

Item 2.        Identity and Background

     Paragraphs (a)-(c) of Item 2 of the Schedule 13D are hereby amended and supplemented as follows:

     (a)-(c) This statement is being filed jointly by (i) Laxey Investors Limited, a British Virgin Islands company ("LIL"), (ii) The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"), (iii) Laxey Universal Value, L.P., a Delaware limited partnership ("LUV"), (iv) LAXC Limited, a British Virgin Islands company ("LAXC"), (v) Leaf Limited, a British Virgin Islands company ("LEAF"), (vi) LP Alternative, L.P., a Delaware limited partnership ("LPALP"), (vii) Leaf, L.P., a Delaware limited partnership ("LEAFLP"), (viii) Laxey Investors, LP, a Delaware limited partnership ("LLP"), (ix) LP Value Ltd, a British Virgin Islands company ("LPV" and collectively with LIL, Catalyst, LUV, LAXC, LEAF, LPALP and LLP the "Funds"), (x) Altma Sicav Plc (in respect of Gardiner Sub-Fund), a Malta company ("Altma"), (xi) Sprugos Investments XII, L.L.C., a Delaware limited liability company ("SPRUGOS", and collectively with Altma, the "Accounts"), (xii) Laxey Partners Limited, an Isle of Man company ("Laxey"), (xiii) Colin Kingsnorth, a British citizen ("Kingsnorth"), and (xiv) Andrew Pegge, a British citizen ("Pegge", and, collectively with the Funds, the Accounts, Laxey and Kingsnorth, the "Reporting Persons").

     LLP is a Delaware limited partnership whose principal business is investing in closed-end funds and similar investment entities. The general partner of LLP is Laxey Partners GP Limited, a British Virgin Islands company and wholly-owned subsidiary of Laxey Partners, the investment manager of LLP. The address of LLP's principal business and principal office is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, United States.

     LPV is a British Virgin Islands company whose principal business is investing in closed-end funds and similar investment entities. The address of LPV's principal business and principal office is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

Item 3.        Source and Amount of Funds or Other Consideration

     The second sentence of Item 3 of the Schedule 13D is hereby amended as follows:

     A total of approximately $40,935,700 was paid to acquire such Shares.

Item 4.        Purpose of Transaction


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--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 18 OF 21 PAGES
--------------------------------                        ------------------------


     The third paragraph of Item 4 of the Schedule 13D is hereby amended as follows:

     The Issuer has included the proposal regarding the self tender offer for 30% of the outstanding Shares of the Issuer but has not included the nominations of Mr. Pegge, Mr. Reid or Mr. Goldstein in the Issuer's definitive proxy statement for its 2008 annual general meeting. In addition, the Reporting Persons and certain related parties filed a preliminary proxy statement with the Securities and Exchange Commission on January 25, 2008 and a definitive proxy statement with the Securities and Exchange Commission on February 6, 2008, in each case relating to the solicitation of proxies in connection with the Issuer's 2008 annual general meeting, in which they seek support from the shareholders to approve the two proposals listed in the preceding paragraph.

Item 5.        Interest in Securities of the Issuer

     Paragraphs (a) and (c) of Item 5 of the Schedule 13D are hereby amended as follows:

     (a) The Reporting Persons beneficially own 617,125 Shares, constituting approximately 6.4% of the Shares outstanding.

     The aggregate percentage of Shares beneficially owned by the Reporting Persons is based upon 9,600,000 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer's Definitive Proxy Statement, filed with the Securities and Exchange Commission on January 30, 2008.

     (c) Information concerning transactions in the Shares effected by the Reporting Persons since the filing of the Schedule 13D is set forth in Appendix A hereto and is incorporated herein by reference.

Item 6. Contracts, Arrangements Understandings or Relationships with Respect to Securities of the Issuer

     The third sentence of the first paragraph of Item 6 is hereby amended as follows:

     In addition to the Shares that they beneficially own without reference to these contracts, the Reporting Persons currently have long economic exposure to 391,725 Shares through such contracts, and no short economic exposure to any Shares through such contracts.

     The fourth sentence of the first paragraph of Item 6 is hereby deleted.

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 19 OF 21 PAGES
--------------------------------                        ------------------------


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 6, 2008



                                           LAXEY PARTNERS LIMITED



                                           By:  /s/ Andrew Pegge
                                                --------------------------------
                                                Name:  Andrew Pegge
                                                Title: Authorized Signatory

--------------------------------                        ------------------------
CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 20 OF 21 PAGES
--------------------------------                        ------------------------


                                   APPENDIX A

                   TRANSACTIONS IN THE SHARES EFFECTED BY THE
             REPORTING PERSONS SINCE THE FILING OF THE SCHEDULE 13D
  (UNLESS OTHERWISE STATED, ALL TRANSACTIONS WERE EFFECTED IN THE OPEN MARKET)


Catalyst

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/21/2007                                2,702                        $69.79
12/27/2007                                4,600                         73.55
12/28/2007                                5,700                         75.50
01/03/2008                                2,078                         80.27
01/04/2008                                3,397                         80.19
01/07/2008                                5,925                         78.51
01/10/2008                                1,385                         81.86
01/14/2008                                2,464                         83.80
01/31/2008                                2,940                         79.34
02/01/2008                                4,880                         79.80
02/04/2008                                7,035                         79.45


LAXC

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/20/2007                                6,905                        $66.92
01/11/2008                                5,000                         83.51
01/31/2008                                  892                         79.34
02/01/2008                                1,481                         79.80
02/04/2008                                2,135                         79.45


LEAF

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/21/2007                                  211                        $69.79
12/28/2007                                  600                         75.50
01/03/2008                                  289                         80.27
01/04/2008                                  264                         80.19
01/07/2008                                  462                         78.51
02/01/2008                                  383                         79.80
02/04/2008                                  552                         79.45

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CUSIP NO.      G3156P103            SCHEDULE 13D        PAGE 21 OF 21 PAGES
--------------------------------                        ------------------------


LPALP

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/21/2007                                  780                        $69.79
12/27/2007                                1,900                         73.55
12/28/2007                                2,000                         75.50
01/04/2008                                  981                         80.19
01/07/2008                                1,711                         78.51
01/31/2008                                  861                         79.34
02/01/2008                                1,428                         79.80
02/04/2008                                2,059                         79.45


LLP

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/21/2007                                1,024                        $69.79
12/27/2007                                2,500                         73.55
12/28/2007                                2,000                         75.50
01/03/2008                                  972                         80.27
01/04/2008                                1,288                         80.19
01/07/2008                                2,246                         78.51
01/10/2008                                  526                         81.86


LPV

Date of Trade                   Shares Purchased (Sold)          Price per Share
-------------                   -----------------------          ---------------
12/21/2007                                2,123                        $69.79
12/27/2007                                3,000                         73.55
12/28/2008                                4,700                         75.50
01/03/2008                                2,161                         80.27
01/04/2008                                2,670                         80.19
01/07/2008                                4,656                         78.51
01/10/2008                                1,089                         81.86
01/14/2008                                1,936                         83.80
01/31/2008                                2,307                         79.34
02/01/2008                                3,828                         79.80
02/04/2008                                5,519                         79.45